Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Zachary C. Parker,	Donald C. Weinberger/Diana Bittner (media)
President and Chief Executive Officer	Wolfe Axelrod Weinberger Associates, LLC
John E. Kahn,	212-370-4500
Chief Financial Officer	don@wolfeaxelrod.com
TeamStaff, Inc.	diana@wolfeaxelrod.com
1 Executive Drive
Somerset, NJ 08873
866-352-5304

TEAMSTAFF, INC. ANNOUNCES DELAY OF YEAR END RESULTS

Somerset, New Jersey – January 13, 2011 — TeamStaff, Inc. (Nasdaq: TSTF), a leading logistics and healthcare services provider to the Federal Government and Department of Defense announced today that it will not file its Form 10-K for the fiscal year ended September 30, 2010 by the end of the fifteen day extension period provided for under its previously filed Form 12b-25 with the Securities and Exchange Commission. The Company requires additional time to complete its financial statements and other information contained in the Annual Report on Form 10-K due to the timing of recent personnel changes, the additional resources required of management to review and assess the disclosures in the Annual Report on Form 10-K, in light of the changes to the Company’s business in fiscal 2010 and broader economic considerations, and the need to conduct additional impairment testing of its goodwill and other intangible assets. The Company filed a Form 12b-25 with the Securities and Exchange Commission, in which the Company stated that it believed it would be able to file its Annual Report on Form 10-K for fiscal year 2010 within the prescribed fifteen day period under Rule 12b-25.  As a result of the foregoing matters, the Company will not be able to file its Annual Report on Form 10-K for fiscal year 2010 within the fifteen day period under Rule 12b-25. The Company is working diligently on this matter and intends to file its Annual Report on Form 10-K as soon as practicable.

About TeamStaff, Inc.

TeamStaff serves clients and their employees throughout the United States as a full-service provider of logistics and healthcare support services. TeamStaff specializes in providing high quality healthcare, logistics, and technical services to Federal agencies and the Department of Defense. For more information, visit the TeamStaff corporate web site at www.teamstaff.com or the TeamStaff Government Solutions web site at www.teamstaffgs.com.

This press release contains “forward-looking statements” as defined by the federal securities laws and involve numerous risks and uncertainties. TeamStaff’s actual results could differ materially from those described in such forward-looking statements as a result of such risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s periodic reports filed with the U.S. Securities Exchange Commission. The information in this release should be considered accurate only as of the date of the release.

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